EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2018 Second Quarter Results

•	Net Sales of $667.2 Million Up 9.7%

•	Net Income of $31.0 Million Up 28.5%; EPS of $0.79 Up 29.5%

•	Raises Full-year Guidance

•	Increases Quarterly Dividend to $0.30 Per Share
CLEVELAND, OHIO (January 25, 2018) - Applied Industrial Technologies (NYSE: AIT) today reported second quarter fiscal 2018 sales and earnings for the three months ended December 31, 2017.
Net sales for the quarter grew 9.7% to $667.2 million from $608.1 million in the same quarter a year ago. The overall sales increase for the quarter reflects a 0.9% increase from acquisition-related volume and favorable foreign currency translation of 0.8%. Organic growth, excluding these factors, was 8.0% in the quarter. Net income for the quarter increased 28.5% to $31.0 million from $24.1 million, and earnings per share rose 29.5% to $0.79 per share, compared with $0.61 per share in the prior year quarter. Year-over-year EPS growth included a $0.02 per share net tax benefit primarily attributed to the combined impact of deferred tax remeasurement, transition tax, and tax rate reduction resulting from the recently enacted U.S. federal tax reform.
For the six months ended December 31, 2017, sales were $1.35 billion, an increase of 9.3% compared with $1.23 billion in the same period last year. Net income increased to $64.7 million from $51.5 million, and earnings per share increased 26.1% to $1.65 per share from $1.31 per share, last year.
Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “We are off to an exciting start to the calendar year and our fiscal year second-half, celebrating 95 years of leadership in industrial distribution and further strengthening our position with the definitive agreement to acquire specialty flow control provider FCX Performance, Inc. Our solid second quarter results reflect broad-based execution across our business groups and a productive economic market environment.”
Outlook
“In light of recent performance, U.S. tax reform and continued favorable industrial markets, we are raising our full-year earnings per share guidance to a range between $3.40 and $3.50 per share, on sales which are anticipated to be 6% to 7% higher year-over-year. Revised guidance includes approximately $0.11 EPS benefit from U.S. tax reform.”
The Company also announced that the U.S. Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the pending acquisition of FCX Performance, Inc. The proposed acquisition, announced on January 9, 2018, is expected to close on January 31, 2018. Mr. Schrimsher added, “We will provide further guidance to include the partial year impact of results from the acquisition of FCX in conjunction with announcing the close of the transaction.”
Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.30 per common share, an increase of $0.01 per common share over the prior quarter. The dividend is payable on February 28, 2018, to shareholders of record on February 15, 2018.
Mr. Schrimsher concluded, “We continue to strengthen our differentiated industrial distribution capabilities, including our critical core products offering, expanding value-added services, leadership in engineered fluid power solutions, growing geographic reach, and channels to market. Applied is well-positioned as the technical MRO distribution leader, and we are committed to generating profitable growth and enhancing value for all our stakeholders.”

Share Repurchases
During the quarter, the Company purchased 145,800 shares of its common stock in open market transactions at an average share price of $61.84 for a total of $9.0 million. Fiscal year to date, the Company has purchased 393,300 shares for a total of $22.8 million. At December 31, 2017, the Company had remaining authorization to purchase 1,056,700 additional shares.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on January 25. Neil A. Schrimsher - President & CEO, and David K. Wells - CFO will discuss the Company's performance. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (International) using conference ID 6863328. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 6863328.

About Applied
Founded in 1923, Applied Industrial Technologies is a leading distributor of bearings, power transmission products, fluid power components, and other industrial supplies, serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers storeroom services and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “guidance,” “anticipate,” “expect,” “will” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors, including the ability of Applied and FCX Performance, Inc. to close the pending transaction, trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

INVESTOR RELATIONS
David K. Wells
Vice President - Chief Financial Officer & Treasurer
216-426-4755

CORPORATE & MEDIA RELATIONS
Julie A. Kho
Manager, Public Relations
216-426-4483

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Net Sales	$ 667,187	$ 608,123	$ 1,347,888	$ 1,232,971
Cost of sales	478,827	435,667	967,104	882,185
Gross Profit	188,360	172,456	380,784	350,786
Selling, distribution and administrative,
including depreciation	141,645	134,600	282,232	269,511
Operating Income	46,715	37,856	98,552	81,275
Interest expense, net	2,139	2,100	4,305	4,246
Other income, net	(20)	(11)	(731)	(208)
Income Loss Before Income Taxes	44,596	35,767	94,978	77,237
Income Tax Expense	13,646	11,682	30,307	25,781
Net Income	$ 30,950	$ 24,085	$ 64,671	$ 51,456
Net Income Per Share - Basic	$ 0.80	$ 0.62	$ 1.67	$ 1.32
Net Income Per Share - Diluted	$ 0.79	$ 0.61	$ 1.65	$ 1.31
Average Shares Outstanding - Basic	38,717	38,985	38,824	39,015
Average Shares Outstanding - Diluted	39,206	39,371	39,270	39,352

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

(2) During the first quarter of fiscal 2018, we early adopted Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. As a result of this adoption, the condensed statement of consolidated income for the three months and six months ended December 31, 2016 has been restated resulting in a decrease in selling, distribution and administrative expenses and increasing other income, net of $0.2 million and $0.4 million respectively; resulting in an increase to operating income for the same amount.

(3) On December 22, 2017, the Tax Cuts and Jobs Act was enacted in the U.S., making significant changes to U.S. tax law. In the quarter ended December 31, 2017, the Company revised its estimated annual effective tax rate to reflect the change in the federal statutory rate to a blended statutory rate for the annual period of 28.1%. We recognized a provisional amount for the one-time transition tax of $3.9 million, which is included as a component of income tax expense in the condensed statements of consolidated income for the three months and six months ending December 31, 2017. We also remeasured certain deferred assets and liabilities based on the rates at which they are expected to reverse in the current fiscal year and the future. The provisional amount recorded related to the remeasurement of our deferred tax balance was not material to the Company's condensed consolidated financial statements.

(4) On January 9, 2018, the Company announced it has reached a definitive agreement to acquire FCX Performance, Inc., a distributor of specialty process flow control products and services based in Columbus, Ohio, for approximately $768 million. The deal is expected to close on January 31, 2018. The transaction will be financed with a new credit facility comprised of a $780,000 Term Loan A and $250,000 revolver, effective with the transaction closing.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2017	June 30, 2017

Assets
Cash and cash equivalents	$ 85,324	$ 105,057
Accounts receivable, less allowances of $9,650 and $9,628	393,706	390,931
Inventories	386,943	345,145
Other current assets	37,538	41,409
Total current assets	903,511	882,542
Property, net	111,962	108,068
Goodwill	209,001	206,135
Intangibles, net	153,432	163,562
Deferred tax assets	9,543	8,985
Other assets	18,433	18,303
Total Assets	$ 1,405,882	$ 1,387,595

Liabilities
Accounts payable	$ 165,634	$ 180,614
Current portion of long-term debt	6,378	4,814
Other accrued liabilities	99,615	124,325
Total current liabilities	271,627	309,753
Long-term debt	306,579	286,769
Other liabilities	48,414	45,817
Total Liabilities	626,620	642,339
Shareholders' Equity	779,262	745,256
Total Liabilities and Shareholders' Equity	$ 1,405,882	$ 1,387,595

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Six Months Ended December 31,

	2017	2016

Cash Flows from Operating Activities
Net income	$ 64,671	$ 51,456
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	8,008	7,487
Amortization of intangibles	11,526	12,331
Amortization of stock appreciation rights and options	1,013	1,180
Gain on sale of property	(333)	(1,581)
Other share-based compensation expense	1,577	1,278
Changes in assets and liabilities, net of acquisitions	(65,007)	(27,252)
Other, net	(271)	759
Net Cash provided by Operating Activities	21,184	45,658
Cash Flows from Investing Activities
Property purchases	(11,460)	(6,710)
Proceeds from property sales	596	2,648
Acquisition of businesses, net of cash acquired	(5,014)	0
Net Cash used in Investing Activities	(15,878)	(4,062)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	23,000	1,000
Long-term debt repayments	(1,679)	(1,695)
Purchases of treasury shares	(22,778)	(5,478)
Dividends paid	(22,571)	(21,893)
Acquisition holdback payments	(319)	(7,069)
Taxes paid for shares withheld for equity awards	(1,298)	(2,081)
Exercise of stock appreciation rights and options		195
Net Cash used in Financing Activities	(25,645)	(37,021)
Effect of Exchange Rate Changes on Cash	606	(1,579)
Increase (decrease) in cash and cash equivalents	(19,733)	2,996
Cash and cash equivalents at beginning of period	105,057	59,861
Cash and Cash Equivalents at End of Period	$ 85,324	$ 62,857